Exhibit 99.1

News Release
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Reports Fiscal 2009 First Quarter Earnings
Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 21 by calling (719) 325-4810 and entering passcode 1645128, or listen on the Web at: http://www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
LEHIGH VALLEY, Pa. (January 21, 2009) — Air Products (NYSE:APD) today reported net income of $69 million or diluted earnings per share (EPS) of $0.32 for its fiscal first quarter ended December 31, 2008. This includes a $0.55 per share charge for the previously announced global cost reduction plan and a $0.10 per share loss from discontinued operations.
Excluding the impact of these items, income was $206 million and diluted EPS was $0.97, down 21 and 18 percent, respectively, compared with the prior year. The discussion of first quarter results in this release is based on non-GAAP comparisons. It excludes the impacts of the above items. A reconciliation can be found at the end of this release.*
First quarter revenues of $2,195 million declined nine percent and operating income of $288 million was down 24 percent from the prior year on weaker volumes, primarily in the Electronics and Performance Materials and Merchant Gases segments, and unfavorable currency.
John McGlade, chairman, president and chief executive officer, said, “Over the quarter, we saw further deterioration in business conditions, resulting in one of the weakest economic environments we’ve ever seen. It was evident that the shocks to the global economy have shattered consumer confidence, which has significantly impacted customers’ operating rates across most of our end markets. In response, we continue to take aggressive actions to reduce our costs and drive to a lower cost structure.”
First Quarter Segment Performance
•	Merchant Gases sales of $925 million declined eight percent due to currency. Operating income of $171 million declined 15 percent from the prior year, as strong pricing was offset by weaker volumes across all regions and unfavorable currency impacts.

•	Tonnage Gases sales of $744 million were down six percent and operating income of $109 million decreased two percent from the prior year on unfavorable currency impacts and lower volumes from weakness in steel and chemicals end markets. Hydrogen volumes were higher despite unfavorable hurricane impacts.

•	Electronics and Performance Materials sales of $407 million declined 21 percent. Operating income of $25 million declined 63 percent from the prior year. Electronics manufacturing declined significantly on falling consumer demand. Performance Materials volumes dropped on lower demand from coatings, autos, housing and other end markets.
•	Equipment and Energy sales of $120 million were up 19 percent on higher air separation unit sales. Operating income of $7 million decreased 25 percent from the prior year on lower LNG heat exchanger activity.
Outlook
McGlade said, “While the global economic environment is poor, we continue to build and maintain our strong positions, taking the necessary near-term actions to deliver improvement and growth in the future. We have a good backlog of projects and opportunities in front of us. Our solid balance sheet and access to capital will enable us to take advantage of these opportunities.”
The company expects second quarter EPS from continuing operations to be between $0.80 and $0.90 per share and full year EPS from continuing operations to be between $4.00 and $4.30 per share.
Annual Meeting of Shareholders
Air Products will host its Annual Meeting of Shareholders on Thursday, January 22, 2009 at 2:00 p.m. ET. Access the audio Webcast at: www.airproducts.com/Invest/shareholdersvcs/annualmeeting_materials.htm.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 21,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: The information above contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, continuing deterioration in economic and business conditions; weakening demand for the company’s products, future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2008. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

*The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. Presented below are reconciliations of reported GAAP results to non-GAAP measures.
CONSOLIDATED RESULTS

	Q1			YTD
				Continuing
		Continuing Operations		Operations
	Operating		Diluted	Diluted
Millions of Dollars	Income	Income	EPS	EPS

2009 GAAP	$114.1	$90.0	$.42
2008 GAAP	380.4	262.3	1.18

% Change GAAP	(70)%	(66)%	(64)%

2009 GAAP	$114.1	$90.0	$.42
Global Cost Reduction Plan	174.2	116.1	.55

2009 Non-GAAP Measure	$288.3	$206.1	$.97

% Change Non-GAAP Measure	(24)%	(21)%	(18)%

2009 Forecast GAAP				$3.45-$3.75
Global Cost Reduction Plan				$.55

2009 Forecast Non-GAAP Measure				$4.00-$4.30

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(Millions of dollars, except for share data)

	Three Months Ended
	31 December
	2008	2007

SALES	$2,195.3	$2,407.4
Cost of sales	1,629.7	1,753.6
Selling and administrative	247.0	258.5
Research and development	33.2	30.3
Global cost reduction plan	174.2	—
Pension settlement	—	1.4
Other (income) expense, net	(2.9)	(16.8)

OPERATING INCOME	114.1	380.4
Equity affiliates’ income	24.5	25.3
Interest expense	36.5	40.8

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	102.1	364.9
Income tax provision	7.1	96.5
Minority interest in earnings of subsidiary companies	5.0	6.1

INCOME FROM CONTINUING OPERATIONS	90.0	262.3
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(21.4)	1.4

NET INCOME	$68.6	$263.7

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$.43	$1.22
Income (loss) from discontinued operations	(.10)	.01

Net Income	$.33	$1.23

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$.42	$1.18
Income (loss) from discontinued operations	(.10)	.01

Net Income	$.32	$1.19

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	209.4	214.8

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	212.1	222.3

DIVIDENDS DECLARED PER COMMON SHARE – Cash	$.44	$.38

Other Data from Continuing Operations:
Depreciation and amortization	$200.6	$211.0
Capital expenditures on a non-GAAP Basis (a)	332.9	323.7

(a)	See page 12 for reconciliation

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Millions of dollars)

	31 December	30 September
	2008	2008

ASSETS

CURRENT ASSETS
Cash and cash items	$118.5	$103.5
Trade receivables, less allowances for doubtful accounts	1,416.4	1,575.2
Inventories and contracts in progress	665.1	655.7
Prepaid expenses	115.8	107.7
Other receivables and current assets	468.6	349.4
Current assets of discontinued operations	49.0	56.6

TOTAL CURRENT ASSETS	2,833.4	2,848.1

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	763.3	822.6
PLANT AND EQUIPMENT, at cost	14,783.7	14,988.6
Less accumulated depreciation	8,324.7	8,373.8

PLANT AND EQUIPMENT, net	6,459.0	6,614.8

GOODWILL	866.0	928.1
INTANGIBLE ASSETS, net	243.9	289.6
NONCURRENT CAPITAL LEASE RECEIVABLES	519.0	505.3
OTHER NONCURRENT ASSETS	558.6	504.1
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	10.4	58.7

TOTAL ASSETS	$12,253.6	$12,571.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,578.6	$1,665.6
Accrued income taxes	60.9	87.0
Short-term borrowings and current portion of long-term debt	574.0	451.4
Current liabilities of discontinued operations	8.4	8.0

TOTAL CURRENT LIABILITIES	2,221.9	2,212.0

LONG-TERM DEBT	3,595.2	3,515.4
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	966.2	1,049.2
DEFERRED INCOME TAXES	605.3	626.6
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	1.0	1.2

TOTAL LIABILITIES	7,389.6	7,404.4

MINORITY INTEREST IN SUBSIDIARY COMPANIES	137.9	136.2

TOTAL SHAREHOLDERS’ EQUITY	4,726.1	5,030.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,253.6	$12,571.3

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Millions of dollars)

	Three Months Ended
	31 December
	2008	2007

OPERATING ACTIVITIES
Net Income	$68.6	$263.7
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	200.6	211.0
Impairment of assets	32.1	—
Loss on sale of discontinued operations	—	.4
Impairment of assets of discontinued operations	48.7	—
Deferred income taxes	(.6)	20.8
Undistributed earnings of unconsolidated affiliates	(10.9)	(7.2)
Loss (gain) on sale of assets and investments	1.9	(6.2)
Share-based compensation	17.5	17.1
Noncurrent capital lease receivables	(37.0)	(47.8)
Pension and other postretirement costs	20.0	29.2
Other	(25.6)	(57.2)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	101.7	(69.5)
Inventories	(53.7)	(29.3)
Contracts in progress	(6.6)	47.0
Other receivables	(74.2)	43.2
Payables and accrued liabilities	(42.9)	(93.1)
Other	(40.4)	44.6

CASH PROVIDED BY OPERATING ACTIVITIES (a)	199.2	366.7

INVESTING ACTIVITIES
Additions to plant and equipment	(291.7)	(268.6)
Acquisitions, less cash acquired	(1.6)	(.2)
Investment in and advances to unconsolidated affiliates	(.1)	—
Proceeds from sale of assets and investments	18.9	8.8
Proceeds from sale of discontinued operations	.9	69.3
Change in restricted cash	(31.7)	(135.7)
Other	—	(7.9)

CASH USED FOR INVESTING ACTIVITIES	(305.3)	(334.3)

FINANCING ACTIVITIES
Long-term debt proceeds	109.0	160.3
Payments on long-term debt	(41.4)	(41.2)
Net increase in commercial paper and short-term borrowings	145.7	120.1
Dividends paid to shareholders	(92.1)	(81.9)
Purchase of Treasury Stock	—	(189.7)
Proceeds from stock option exercises	1.1	33.0
Excess tax benefit from share-based compensation/other	.6	21.3

CASH PROVIDED BY FINANCING ACTIVITIES	122.9	21.9

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)
(Millions of dollars)

	Three Months Ended
	31 December
	2008	2007

Effect of Exchange Rate Changes on Cash	(1.8)	1.7

Increase in Cash and Cash Items	$15.0	$56.0
Cash and Cash Items — Beginning of Year	103.5	40.5

Cash and Cash Items — End of Period	$118.5	$96.5

(a) Pension plan contributions	$42.6	$69.8

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. NEW ACCOUNTING STANDARDS
Effective 1 October 2008, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements,” for financial assets and liabilities and any other assets and liabilities that are recognized and disclosed at fair value on a recurring basis. This Statement defines fair value, establishes a method for measuring fair value, and requires additional disclosures about fair value measurements. Financial Accounting Standards Board Staff Position No. 157-2 delayed the adoption of SFAS No. 157 for other nonfinancial assets and liabilities until 1 October 2009 for the Company. The adoption of SFAS No. 157 did not impact the Company’s financial statements for assets and liabilities measured at fair value on a recurring basis.
The Company adopted the early measurement date change of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” for its U.K. and Belgium pension plans as of 1 October 2008. SFAS No. 158 required the Company to change the measurement date for these plans from 30 June to 30 September (end of fiscal year). As a result of this change, pension expense and actuarial gains/losses for the three-month period ended 30 September 2008 were recognized as adjustments to retained earnings and Accumulated Other Comprehensive Income (AOCI), respectively. The after-tax charge to retained earnings was $8.1. AOCI was credited $35.8 for net actuarial gains on an after-tax basis. These adjustments only affected the balance sheet.
2. GLOBAL COST REDUCTION PLAN
During the first quarter ended 31 December 2008, the Company announced a global cost reduction plan designed to lower its cost structure and better align its businesses to reflect rapidly declining economic conditions around the world. The results from continuing operations included a charge of $174.2 ($116.1 after-tax, or $.55 per share) for this plan. This charge included $120.0 for severance and pension costs. The Company will eliminate approximately 1,400 positions, or about seven percent of the Company’s global workforce. The reductions are targeted at reducing overhead and infrastructure costs, reducing and refocusing elements of the Company’s technology and business development spending, and lowering its plant operating costs. The remainder of the charge, $54.2, is for business exits and asset management actions. Assets held for sale were written down to net realizable value and an environmental liability of $16.0 was recognized. The planned actions are expected to be substantially completed within the next twelve months.
3. DISCONTINUED OPERATIONS
The U.S. Healthcare business, Polymer Emulsions business, and the High Purity Process Chemicals (HPPC) business have been accounted for as discontinued operations. The results of operations of these businesses have been removed from the results of continuing operations for all periods presented. The balance sheet items of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.
For additional historical information on these discontinued operations, refer to the Company’s 2008 annual report on Form 10-K.
U.S. Healthcare
In July 2008, the Board of Directors authorized management to pursue the sale of the U.S. Healthcare business. During fiscal year 2008, the Company recorded a total charge of $329.2 ($246.2 after-tax, or $1.12 per share) related to the impairment/write-down of the net carrying value of the U.S. Healthcare business. The Company anticipates selling this business in fiscal 2009 and is in active discussions with potential buyers.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
In December 2008, based on additional facts, the Company recorded an impairment charge of $48.7 ($30.9 after-tax, or $.15 per share) reflecting a revision in the estimated net realizable value of the U.S. Healthcare business. Also, a tax benefit of $8.8, or $.04 per share, was recorded to revise the estimated tax benefit related to the impairment charges.
Additional charges may be recorded in future periods dependent upon the timing and method of ultimate disposition.
The operating results of the U.S. Healthcare business have been classified as discontinued operations and are summarized below:

	Three Months Ended
	31 December
	2008	2007

Sales	$48.2	$66.2

Income (loss) before taxes	$1.1	$(8.5)
Income tax provision (benefit)	.4	(3.2)

Income (loss) from operations of discontinued operations	$.7	$(5.3)
Impairment/write-down to estimated net realizable value, net of tax	(22.1)	—

Income (loss) from discontinued operations, net of tax	$(21.4)	$(5.3)

Polymer Emulsions Business
In the first quarter of fiscal year 2008, the Polymer Emulsions business generated sales of $151.2 and income, net of tax, of $6.8. The Company completed the sale of its Polymer Emulsions business in fiscal year 2008.
HPPC Business
In the first quarter of fiscal year 2008, the HPPC business generated sales of $22.9 and income, net of tax, of $.2. The Company closed on the sale of its HPPC business on 31 December 2007.
4. CUSTOMER BANKRUPTCY
On 6 January 2009, a major customer of the Company began operating under Chapter 11 bankruptcy protection. This customer receives product principally from the Tonnage Gases segment. At 31 December 2008, the Company had outstanding net trade receivables with the customer of $35.7. At this time, the Company is not able to reasonably estimate its exposure related to this customer, if any. As such, the Company did not recognize any charges associated with this bankruptcy as of 31 December 2008.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)
(Millions of dollars)

	Three Months Ended
	31 December
	2008	2007

Revenues from external customers
Merchant Gases	$925.2	$1,001.7
Tonnage Gases	744.0	791.1
Electronics and Performance Materials	406.6	514.3
Equipment and Energy	119.5	100.3

Segment and Consolidated Totals	$2,195.3	$2,407.4

Operating income
Merchant Gases	$170.5	$199.8
Tonnage Gases	108.8	111.1
Electronics and Performance Materials	24.6	66.0
Equipment and Energy	7.0	9.3

Segment Totals	310.9	386.2
Global cost reduction plan	(174.2)	—
Pension settlement	—	(1.4)
Other	(22.6)	(4.4)

Consolidated Totals	$114.1	$380.4

(Millions of dollars)

	31 December	30 September
	2008	2008

Identifiable assets (a)
Merchant Gases	$4,647.7	$4,881.6
Tonnage Gases	3,270.5	3,335.4
Electronics and Performance Materials	2,220.4	2,341.0
Equipment and Energy	324.3	300.2

Segment Totals	10,462.9	10,858.2
Other	968.0	775.2
Discontinued operations	59.4	115.3

Consolidated Totals	$11,490.3	$11,748.7

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.

RECONCILIATION
NON-GAAP MEASURE
The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities that are built to service a specific customer are accounted for as capital leases in accordance with EITF No. 01-08, “Determining Whether an Arrangement Contains a Lease,” and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s capital expenditures.
Presented below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended
	31 December
	2008	2007

Capital expenditures — GAAP basis	$293.4	$268.8
Capital lease expenditures under EITF No. 01-08	39.5	54.9

Capital Expenditures — non-GAAP basis	$332.9	$323.7

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Media Inquiries:
     Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.
Investor Inquiries:
     Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.